UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2015

DCP MIDSTREAM PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	001-32678	03-0567133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 17th Street, Suite 2500
Denver, Colorado 80202
(Address of principal executive offices) (Zip Code)

(303) 633-2900
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 8, 2015, Messrs. William F. Kimble and Billy W. Waycaster were appointed as members of the board of directors (the “Board”) of DCP Midstream GP, LLC (the “General Partner”), the general partner of the general partner of DCP Midstream Partners, LP (the “Partnership”).

Mr. Kimble retired in February 2015 from KPMG LLP (“KPMG”), one of the largest audit, tax and advisory services firms in the world. Mr. Kimble served as KPMG’s Office Managing Partner for the Atlanta office and Managing Partner - Southeastern United States, where he was responsible for the firm’s audit, advisory and tax operations from 2009 until his retirement. Mr. Kimble was also responsible for moderating KPMG’s Audit Committee Institute and Audit Committee Chair Sessions. Until his retirement, Mr. Kimble had been with KPMG or its predecessor firm since 1986. During his tenure with KPMG, Mr. Kimble held numerous senior leadership positions, including Global Chairman of Industrial Markets. Mr. Kimble also served as KPMG’s Energy Sector Leader for approximately 10 years and was the executive director of KPMG’s Global Energy Institute. Mr. Kimble currently serves on the board of directors of PRGX Global, Inc. and serves on that board’s Audit Committee.

Mr. Waycaster retired in April 2003 from Texas Petrochemicals LLC (“Texas Petrochemicals”) after working in the hydrocarbon process industries for over 45 years. Mr. Waycaster was President and CEO of Texas Petrochemicals from April 1992 until his retirement. Prior to that, Mr. Waycaster spent 27 years at The Dow Chemical Company (“Dow”) serving as Vice President and General Manager of Hydrocarbons and Energy Resources when he left to join Texas Petrochemicals. Mr. Waycaster held positions at Dow ranging from Project Engineer to Vice President of Business and Asset Management. Mr. Waycaster previously served on the board of directors of the National Petrochemical and Refiners Association, where he served as Chairman of the Petrochemicals Committee and Executive Committee, and also served on the board of directors of the American Chemistry Council. Mr. Waycaster has previously served on the board of directors of each of Destec Energy, Inc. and Enterprise Products GP, LLC.

In connection with their appointments to the Board, Messrs. Kimble and Waycaster will receive a pro rata portion of the annual compensation package for non-employee directors as previously disclosed in the Partnership’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 25, 2015. Messrs. Kimble and Waycaster do not have any direct or indirect material interest in any transaction, arrangement or relationship with any related person of the Partnership and do not have any family relationships with any director or executive officer of the General Partner or any person nominated or chosen to become a director or executive officer of the General Partner. The Board determined that each of Messrs. Kimble and Waycaster qualified as an independent director of the General Partner. Messrs. Kimble and Waycaster have each been appointed to the Board’s Audit Committee and the Board’s Special Committee, which acts as the Conflicts Committee of the Board, in each case effective on June 10, 2015.

Also effective June 8, 2015, Messrs. Frank A. McPherson and Thomas C. Morris each informed the Board of their resignation as a member of the Board. The resignations were not as a result of any disagreement relating to the operations, policies or practices of the General Partner or the Partnership. The Partnership wishes to thank Messrs. McPherson and Morris for their nearly 10 years of dedicated service on the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2015

DCP MIDSTREAM PARTNERS, LP

By: DCP MIDSTREAM GP, LP
its general partner

By: DCP MIDSTREAM GP, LLC
its general partner

By: /s/ Michael S. Richards
Michael S. Richards
Vice President, General Counsel, and Secretary